Exhibit (a)(2)

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MORRISON STREET INCOME FUND, LLC

Dated and effective as of November 23, 2022

i

ARTICLE VII. ACCOUNTING, VALUATIONS AND WITHHOLDING		17
7.01	Accounting and Reports.	17
7.02	Valuation of Assets.	17
7.03	Withholding.	17

ARTICLE VIII. MISCELLANEOUS PROVISIONS		18
8.01	Amendment of Limited Liability Company Operating Agreement.	18
8.02	Special Power of Attorney.	19
8.03	Notices.	20
8.04	Agreement Binding Upon Successors and Assigns.	20
8.05	Choice of Law; Derivative and Direct Claims.	20
8.06	Not for Benefit of Creditors.	21
8.07	Consents.	21
8.08	Merger, Consolidation and Conversion.	21
8.09	Pronouns.	21
8.10	Confidentiality.	21
8.11	Certification of Tax Status.	22
8.12	Severability.	22
8.13	Filing of Returns.	22
8.14	Tax Classification.	22
8.15	Entire Agreement.	23
8.16	Discretion.	23
8.17	Counterparts.	23
8.18	Exclusive Jurisdiction.	23

ii

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MORRISON STREET INCOME FUND, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT of MORRISON STREET INCOME FUND, LLC, a Delaware limited liability company (the “Fund”), is dated and effective as of November 23, 2022 by and among the Organizational Member, Rance S. Gregory, and each person hereinafter admitted to the Fund in accordance with this Agreement and reflected on the books of the Fund as a Member.

W I T N E S S E T H :

WHEREAS, the Fund heretofore has been formed as a limited liability company under the Delaware Limited Liability Company Act, pursuant to the Certificate dated and filed with the Secretary of State of the State of Delaware on November 23, 2022.

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

Article I.           DEFINITIONS

For purposes of this Agreement:

1934 Act means the Securities Exchange Act of 1934 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

1940 Act means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Adviser means Morrison Street Capital, LLC in its capacity as investment adviser under the Investment Advisory Agreement, or any successor investment adviser to the Fund.

Advisers Act means the Investment Advisers Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

Affiliate means affiliated person as such term is defined in the 1940 Act.

Agreement means this Limited Liability Company Operating Agreement, as amended and/or restated from time to time.

Board means the Board of Directors established pursuant to Section 2.06 hereof.

Certificate means the Certificate of Formation of the Fund and any amendments thereto as filed with the office of the Secretary of State of the State of Delaware.

Class means any division of Shares, which is or has been established in accordance with the provisions of Section 5.01 hereof.

Closing Date means the first date on which the Fund commences investment operations.

Code means the United States Internal Revenue Code of 1986, as amended and as hereafter amended from time to time, or any successor law.

Delaware Act means the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as in effect on the date hereof and as amended from time to time, or any successor law.

Director means each natural person who serves on the Board and any other natural person who, from time to time, pursuant hereto shall serve on the Board. Each Director shall constitute a “manager” of the Fund within the meaning of the Delaware Act, with such powers and authority as set forth in this Agreement.

Electronic Transmission means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by the recipient thereof and that may be directly reproduced in paper form by such recipient through an automated process.

Federal Securities Laws mean the 1934 Act, 1940 Act and the Securities Act of 1933, as amended.

Fiscal Year means the period commencing on the Closing Date and ending on the first fiscal year end following the Closing Date, as designated by the Board, and thereafter each period commencing on the next calendar date of each year and ending on the fiscal year end of the succeeding year (or on the date of a final distribution pursuant to Section 6.02 hereof), unless the Board shall designate another fiscal year for the Fund that is a permissible fiscal year under the Code.

Form N-2 means the Fund’s Registration Statement on Form N-2, as amended from time to time, filed with the Securities and Exchange Commission.

Fund means the limited liability company governed hereby, as such limited liability company may from time to time be constituted.

Independent Directors means those Directors who are not “interested persons” of the Fund as such term is defined in the 1940 Act.

Insurance means any insurance policy, the benefits of which are payable to the Fund.

Investment Advisory Agreement means an investment advisory agreement entered into between the Adviser and the Fund, an investment advisory agreement entered into between any successor investment adviser to the Fund and the Fund, as from time to time in effect, or an investment sub-advisory agreement entered into by the Adviser and a sub-adviser with respect to the Fund, as from time to time in effect.

Investment Vehicles means pooled entities that may be organized in the United States and in non-U.S. jurisdictions and classified as real estate investment trusts, limited partnerships, regulated investment companies, corporations, limited liability companies or other entities for U.S. federal income tax purposes.

Member means any Person who is admitted to the Fund in accordance with this Agreement as a member of the Fund until the Fund repurchases the Shares of such Person pursuant to Section 4.02 hereof or such Person otherwise ceases to be a member of the Fund, or a substitute Member who is admitted to the Fund pursuant to Section 4.01 hereof, in such Person’s capacity as a member of the Fund. For purposes of the Delaware Act, there are no other classes or groups of members other than those established pursuant to Section 5.01.

Net Asset Value means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund.

Organizational Member means the Person executing this Agreement in such capacity.

Person means any individual, entity, corporation, partnership, association, limited liability company, joint-stock company, trust, estate, joint venture, organization or unincorporated organization or any other “person” as defined in Section 18-101(12) of the Delaware Act.

Securities means securities (including, without limitation, equities, debt obligations, options and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and other financial instruments of U.S. and non-U.S. entities, including, without limitation, capital stock, shares of beneficial interests, partnership interests and similar financial instruments, as well as any contracts for forward or future delivery of any security, debt obligation, currency or commodity, all manner of derivative instruments and any contracts based on any index or group of securities, debt obligations, currencies or commodities and any options thereon.

Shares means the equal proportionate shares into which the limited liability company interests of all Members are divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares and as to which the holder hereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares or, if more than one Class is authorized by the Board, the equal proportionate shares into which each Class of Shares shall be divided from time to time, each of which represents an interest in the Fund that is equal in all respects to all other Shares of the same Class and as to which the holder thereof has such appurtenant rights and obligations as are set forth in this Agreement, and includes fractions of Shares as well as whole Shares.

Taxable Year means the period originally commencing on the Closing Date and ending on the first taxable year end following the Closing Date, as designated by the Board, and thereafter each period commencing on the next calendar date of each year and ending on the taxable year end of the succeeding year (or on the date of a final distribution pursuant to Section 6.02 hereof), unless the Board shall designate another fiscal year for the Fund that is a permissible taxable year under the Code.

Transfer means the assignment, transfer, sale or other disposition of all or any portion of a Share, including any right to receive any distributions attributable to a Share.

Article II.         ORGANIZATION; ADMISSION OF MEMBERS; BOARD

2.01           Formation of Limited Liability Company.

The filing of the Certificate by the Organizational Member, as an authorized person within the meaning of the Delaware Act, is hereby ratified and confirmed, and the Organizational Member and any Person or Persons designated by the Board hereby are designated as authorized persons, within the meaning of the Delaware Act, to execute, deliver and file all certificates (and any amendments and/or restatements thereof, including any amendments and/or restatements of the Certificate) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware. The Board shall cause to be executed and filed with applicable governmental authorities any other instruments, documents, and certificates which, in the opinion of the Fund’s legal counsel, may from time to time be required by the laws of the United States of America, the State of Delaware, or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund. The Organizational Member or any officer of the Fund is also authorized to obtain on behalf of the Fund an Employer Identification Number from the Internal Revenue Service, EDGAR access codes from the Securities and Exchange Commission, and a CUSIP identifier from CUSIP Global Services.

2.02           Name.

The name of the Fund shall be “Morrison Street Income Fund, LLC” or such other name as the Board hereafter may adopt upon causing an appropriate amendment to this Agreement to be adopted and to the Certificate to be filed in accordance with the Delaware Act. The Fund’s business may be conducted under the name of the Fund or, to the fullest extent permitted by law, any other name or names deemed advisable by the Board.

2.03           Registered Office and Registered Agent.

The Fund shall have its registered office in the State of Delaware at c/o National Registered Agents, Inc., 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle and shall have National Registered Agents, Inc. as its registered agent at such registered office for service of process in the State of Delaware, unless a different registered office or agent is designated from time to time by the Board in accordance with the Delaware Act.

2.04           Duration.

The term of the Fund commenced on the filing of the Certificate with the Secretary of State of the State of Delaware and shall continue until the Fund is dissolved pursuant to Section 6.01 hereof.

2.05           Business of the Fund.

The Fund shall operate as a closed-end, management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2. In furtherance of the foregoing, it shall be the purpose of the Fund to do everything necessary, suitable, convenient or proper for the conduct, promotion and attainment of any businesses and purposes which at any time may be incidental or may appear conducive or expedient for the accomplishment of the business of a closed-end, management investment company registered under the 1940 Act, and in connection therewith the Fund shall have and may exercise all of the powers conferred by the laws of the State of Delaware upon a Delaware limited liability company.

2.06           The Board.

The Organizational Member may designate one or more Persons to serve as Directors on the initial Board, who shall agree to be bound by the terms of this Agreement pertaining to the obligations of Directors. From time to time, the Board may fix the number of Directors or fill vacancies in the Directors, including vacancies arising from an increase in the number of Directors. The Board may also remove Directors with or without cause. Each Director shall serve during the continued lifetime of the Fund until he or she dies, resigns or is removed, or, if sooner, until the next meeting of Members called for the purpose of electing Directors and until the election and qualification of his or her successor. At any meeting called for the purpose, a Director may be removed with or without cause by vote of the holders of two-thirds of the outstanding Shares. Any Director may resign at any time by written instrument signed by him or her and delivered to any officer of the Fund or to a meeting of the Board. Such resignation shall be effective upon receipt unless specified to be effective at some other time. Except to the extent expressly provided in a written agreement with the Fund or otherwise authorized by the Board, no Director resigning and no Director removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal. The Members may elect Directors at any meeting of Members called by the Board for that purpose and to the extent required by applicable law, including paragraphs (a) and (b) of Section 16 of the 1940 Act. The names and mailing addresses of the Directors shall be set forth in the books and records of the Fund.

2.07           Members.

The Board may admit one or more Members to the Fund as members of the Fund on each business day or at such other times as the Board may determine without the consent of any other Person. Members may be admitted to the Fund subject to the condition that each such Member shall execute in writing or by Electronic Transmission an appropriate signature page of this Agreement or an instrument pursuant to which such Member agrees to be bound by all the terms and provisions hereof, except as otherwise provided in Section 8.15 hereof. The Board or any other Person to whom the Board has delegated such authority from time to time, in their absolute discretion, may reject applications for the purchase of Shares in the Fund. The admission of any Person as a Member shall be effective upon the revision of the books and records of the Fund to reflect the name and the purchase of Shares of such additional Member.

2.08           Organizational Member.

The Organizational Member is hereby deemed admitted as the sole Member of the Fund, effective as of the date hereof, and shall be shown as such on the books and records of the Fund. The initial capital contribution of the Organizational Member shall be $0.00. On the date hereof, the Organizational Member owns a 100% interest in the Fund. The Organizational Member is not required to make additional capital contributions to the Fund.

2.09           Directors, the Adviser and Members.

A Person may at the same time be a Director and a Member or the Adviser and a Member, in which event such Person’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof and as provided in the Delaware Act.

2.10           Limited Liability.

Except as otherwise provided under applicable law, none of the Members, Directors, nor, except to the extent provided in Section 3.06 hereof and in the Investment Advisory Agreement, the Adviser, shall be liable personally for the Fund’s debts, obligations or liabilities, whether arising in contract, tort or otherwise, solely by reason of being a member or director of the Fund in an amount in excess of the Shares of such Member, plus such Member’s share of undistributed profits and assets, except that a Member may be obligated to repay any funds wrongfully distributed to such Member.

Article III.      MANAGEMENT

3.01           Management and Control.

(a) The management and control of the business of the Fund shall be vested in the Board, which shall have the right, power and authority, on behalf of the Fund and in its name, to exercise all rights, powers and authority of “managers” under the Delaware Act and to do all things necessary and proper to carry out the objective and business of the Fund and its duties hereunder. No Director shall have the authority individually to act on behalf of or to bind the Fund except within the scope of such Director’s authority as delegated by the Board. Except to the extent otherwise expressly provided in this Agreement, (i) each Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a Delaware corporation; and (ii) each Independent Director shall be vested with the same powers, authority and responsibilities on behalf of the Fund as are customarily vested in each director of a closed-end management investment company registered under the 1940 Act that is organized as a Delaware corporation who is not an “interested person” of such company as such term is defined in the 1940 Act.

(b) The Board shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Fund under any provisions of the Code or any other revenue laws.

(c) Members shall have no right to participate in and shall take no part in the management or control of the Fund’s business and shall have no right, power or authority to act for or bind the Fund. Members shall have the right to vote on any matters only as provided in this Agreement or on any matters that require the approval of the holders of voting securities under the 1940 Act or, subject to the terms of this Agreement, as otherwise required in the Delaware Act.

(d) The Board may delegate to any Person any rights, power and authority vested by this Agreement in the Board to the extent permissible under applicable law.

3.02           Actions by the Board.

(a) Unless provided otherwise in this Agreement or a higher or additional standard (e.g. approval by a majority of the Independent Directors) is required by the 1940 Act, any act to be taken by the Board may be taken: (i) by the affirmative vote of a majority of the Directors present at a meeting duly called at which a quorum of the Directors shall be present (in person, by videoconference, by telephone or otherwise); or (ii) by consent, given in writing or by Electronic Transmission, of a majority of the Directors without a meeting.

(b) The Board may designate from time to time a Chair who shall preside at all meetings. Meetings of the Board may be called by the Chair or any two Directors and may be held on such date and at such time and place as the Board shall determine. Each Director shall be entitled to receive written notice of the date, time and place of such meeting at least 24 hours in advance of the meeting. Notice need not be given to any Director who shall attend a meeting without objecting to the lack of notice or who shall execute a waiver of notice, given in writing or by Electronic Transmission, with respect to the meeting. Directors may attend and participate in any meeting by conference telephone or other communications equipment which permits all Directors participating in the meeting to hear each other. A majority of the Directors then in office shall constitute a quorum at any meeting.

(c) The Board may designate from time to time agents of the Fund who shall have the same powers and duties to act on behalf of the Fund (including the power to bind the Fund) as are customarily vested in officers of a Delaware corporation or such powers as are otherwise delegated to them by the Board, and designate them as officers of the Fund. Additional or successor officers of the Fund shall be chosen by the Board and shall consist of at least a President and a Secretary.

3.03           Meetings of Members.

(a) Actions requiring the vote of the Members may be taken at any duly constituted meeting of the Members at which a quorum is present. Meetings of the Members may be called by the Board or by Members holding one-third of the total number of votes eligible to be cast by all Members, and may be held at such time, date and place as the Board shall determine. The Board shall arrange to provide written notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Member entitled to vote at the meeting at least seven days prior to such meeting. Failure to receive notice of a meeting on the part of any Member shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting. Only matters set forth in the notice of a meeting may be voted on by the Members at a meeting. The presence in person or by proxy of Members holding one-third of the total number of votes eligible to be cast by all Members as of the record date shall constitute a quorum at any meeting. Except as otherwise required by any provision of this Agreement or of the 1940 Act, (i) those candidates receiving a plurality of the votes cast at any meeting of Members shall be elected as Directors and (ii) all other actions of the Members taken at a meeting shall require the affirmative vote of Members holding a majority of the total number of votes eligible to be cast by those Members who are present in person or by proxy at such meeting.

(b) On each matter submitted to a vote of Members, unless the Board determines otherwise, all Shares of all Classes shall vote as a single class; provided, however, that: (i) as to any matter with respect to which the Board determines that a separate vote of any Class is required by the 1940 Act or other applicable law or is required by attributes applicable to any Class, such requirements as to a separate vote by that Class shall apply; (ii) unless the Board determines that this clause (ii) shall not apply in a particular case, to the extent that a matter referred to in clause (i) above affects more than one Class and the interests of each such Class in the matter are identical, then the Shares of all such affected Classes shall vote as a single class; and (iii) as to any matter which does not affect the interests of a particular Class, only the holders of Shares of the one or more affected Classes shall be entitled to vote as determined by the Board in its sole discretion.

(c) Subject to Section 3.03(b) above, each Member as of the record date for a meeting of Members shall be entitled to cast at such meeting one vote with respect to each Share held by the Member, as of the record date (and a proportionate fractional vote in the case of a fractional Share). The Board shall establish a record date not less than 10 nor more than 90 days prior to the date of any meeting of Members to determine eligibility to vote at such meeting and the number of votes which each Member will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Member entitled to vote at the Meeting and the number of votes that each Member will be entitled to cast at the meeting.

(d) A Member may vote at any meeting of Members by a proxy properly given in writing or by Electronic Transmission or by any other means permitted by applicable law by the Member and filed with the Fund before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Member giving the proxy by a later writing or Electronic Transmission or by any other means permitted by applicable law delivered to the Fund at any time prior to exercise of the proxy, or if the Member giving the proxy shall be present at the meeting and decide to vote in person. Any action of the Members that is permitted to be taken at a meeting of the Members may be taken without a meeting if consents in writing or by Electronic Transmission are signed by Members holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

(e) The Directors may, in their sole discretion, determine that a meeting of Members may be held solely by means of remote communication. If authorized by the Directors, in their sole discretion, and subject to such guidelines and procedures as the Directors may adopt, Members and proxyholders not physically present at a meeting of Members may, by means of remote communication: (i) participate in a meeting of Members; and (ii) be deemed present in person and vote at a meeting of Members whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (A) the Fund shall implement such measures as the Directors deem to be reasonable (x) to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Member or proxyholder; and (y) to provide such Members and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Members; and (B) if any Member or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Fund.

(f) Prior to the date upon which any meeting of Members is to be held, the Board may, in its sole discretion, which may be delegated to the officers of the Fund, postpone or change the place of such meeting (including by specifying that the meeting will be held by remote communication) one or more times for any reason by giving notice to each Member entitled to vote at the meeting so postponed or changed of the place (including that the meeting will be held by remote communication, as applicable), date and hour at which such meeting will be held. Such notice shall be given not fewer than two (2) days before the date of such meeting and otherwise in accordance with Section 3.03(a). Any Members’ meeting may be adjourned by the chair of the meeting or by action of the Board (which may be delegated to the officers of the Fund) one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. Upon motion of a Director or the President of the Fund, the question of adjournment may be (but is not required by this Agreement to be) submitted to a vote of the Members, and in that case, any adjournment with respect to one or more matters must be approved by the vote of a majority of the votes cast in person or by proxy at the meeting with respect to the matter or matters adjourned, whether or not a quorum is present with respect to such matter or matters, and, if approved, such adjournment shall take place without the necessity of further notice. Unless a proxy is otherwise limited in this regard, any Shares present and entitled to vote at a meeting may, at the discretion of the proxies named therein, be voted in favor of such an adjournment. A Members’ meeting may be adjourned as to one or more proposals regardless of whether action has been taken on other matters. No notice of adjournment of a meeting to another time or place need be given to Members if such time and place are announced at the meeting at which the adjournment is taken or notice is given to persons present at the meeting. Any adjourned meeting may be held at such time and place (including that the meeting will be held by remote communication, as applicable) as determined by the Board or by the chair of the meeting or the officers of the Fund or other authorized persons pursuant to delegated authority from the Directors in the sole discretion of such Directors, chair, officers or authorized persons and announced at the meeting. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting. If, after a postponement or adjournment, a new record date is fixed for the postponed or adjourned meeting, the Secretary shall give notice of the postponed or adjourned meeting to Members of record entitled to vote at such meeting. If a quorum is present with respect to any one or more proposals, the chair of the meeting may, but shall not be required to, cause a vote to be taken with respect to any such proposal or proposals which vote can be certified as final and effective notwithstanding the adjournment of the meeting with respect to any other proposal or proposals.

3.04           Other Activities of Members, Directors and the Adviser.

(a) None of the Directors or officers of the Fund nor the Adviser shall be required to devote full time to the affairs of the Fund, but shall devote such time as may reasonably be required to perform their obligations under this Agreement and any other agreement they may have with the Fund.

(b) The Adviser and any Member, officer of the Fund, Director or Affiliates of any of them, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, including, but not limited to, acquisition and disposition of Securities and Investment Vehicles, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust or entering into any other commercial arrangements. No Member shall have any rights in or to such activities of the Adviser or any other Member, officer of the Fund, Director or Affiliates of any of them, or any profits derived therefrom, and the pursuit of such activities, even if competitive with the activities of the Fund, shall not be deemed wrongful or improper. No such Person shall be liable to the Fund or any Members for breach of any fiduciary or other duty by reason of the fact that such Person takes any such action or pursues, acquires for or directs an opportunity to another Person or does not communicate such opportunity to the Fund. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement that modifies, restricts or eliminates the duties or liabilities of the Adviser, Directors or officers of the Fund and/or the adviser, director or Affiliates of any such entities shall apply to or limit the duties, including the state law fiduciary duties of loyalty and care, or liabilities of such persons in any way with respect to matters arising under the Federal Securities Laws.

3.05           Duty of Care.

(a) The Directors and officers of the Fund and the Adviser, including any officer, director, member, partner, principal, employee or agent of the Adviser, and each of their respective Affiliates, shall not be liable to the Fund or to any of its Members for any loss or damage occasioned by any act or omission in the performance of such Person’s services under this Agreement, unless it shall be determined by final judicial decision on the merits from which there is no further right to appeal that such loss is due to an act or omission of such Person constituting willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Person’s duties hereunder. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement that modifies, restricts or eliminates the duties or liabilities of the Adviser, Directors or officers of the Fund and/or the adviser, director or Affiliates of any such entities shall apply to or limit the duties, including the state law fiduciary duties of loyalty and care, or liabilities of such persons in any way with respect to matters arising under the Federal Securities Laws.

(b) A Member not in breach of any obligation hereunder or under any agreement pursuant to which the Member subscribed for a Share shall be liable to the Fund, any other Member or third parties only as required by applicable law or otherwise provided in this Agreement.

3.06           Indemnification.

(a) To the fullest extent permitted by law, the Fund shall, subject to Section 3.06(b) hereof, indemnify each Director (including for this purpose their executors, heirs, assigns, successors or other legal representatives), each officer of the Fund and the Adviser, each officer, director, member, partner, principal, employee or agent of the Adviser, and each of their respective Affiliates, and the executors, heirs, assigns, successors or other legal representatives of each of the foregoing, and of any Person who controls or is under common control, or otherwise is affiliated, with the Adviser and its executors, heirs, assigns, successors or other legal representatives) against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties and reasonable counsel fees incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Director, an officer of the Fund or the Adviser, any officer, director, member, partner, principal, employee or agent of the Adviser or any of their respective Affiliates, or the past or present performance of services to the Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a non-appealable decision on the merits in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.06 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on Persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.06 to the fullest extent permitted by law.

(b) Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Fund in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Fund amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.06(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.06(a) hereof if (i) approved as in the best interests of the Fund by a majority of the Directors (excluding any Director who is seeking indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such indemnitee’s office or (ii) the Board secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee is not liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.06 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Fund or its Members by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.06 it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.06 the Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.06. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.06, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.06 shall be on the Fund (or any Member acting derivatively or otherwise on behalf of the Fund or its Members).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.06 or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no Member nor the Adviser shall be personally liable with respect to any such claim for indemnification or advancement of expenses, except to the extent provided in Section 2.10 hereof.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any Person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.06 shall affect the power of the Fund to purchase and maintain liability insurance on behalf of any officer of the Fund, a Director, the Adviser or other Person.

3.07           Fees, Expenses and Reimbursement.

(a) The Board may cause the Fund to compensate each Director for his or her services hereunder. In addition, the Fund shall reimburse the Directors for reasonable out-of-pocket expenses incurred by them in performing their duties under this Agreement.

(b) The Fund shall bear all expenses incurred in the business of the Fund other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement. Expenses to be borne by the Fund include, but are not limited to, the following:

(1)	all expenses related to its investment program, including, but not limited to: (i) expenses borne through the Fund’s investments in the Investment Vehicles, if applicable in each case, including, without limitation, any fees and expenses charged by the Investment Vehicles (such as management fees, performance, carried interests, or incentive fees or allocations, monitoring fees, property management fees and redemption or withdrawal fees); (ii) all costs and expenses directly related to portfolio transactions and positions for the Fund’s account, such as direct and indirect expenses associated with the Fund’s investments in Investment Vehicles (whether or not consummated), and enforcing the Fund’s rights in respect of such investments; (iii) transfer taxes and premiums; (iv) taxes withheld on non-U.S. dividends or other non-U.S. source income; (v) professional fees (including, without limitation, the fees and expenses of consultants, attorneys and experts); and (vi) if applicable, brokerage commissions, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold but not yet purchased and margin fees;

(2)	the advisory fee paid by the Fund to the Adviser in consideration of the advisory and other services provided by the Adviser to the Fund;

(3)	any distribution and/or service fees;

(4)	all costs and expenses (including costs and expenses associated with the organization and initial registration of the Fund) associated with the operation and registration of the Fund, including, without limitation, all costs and expenses associated with the repurchase offers, offering costs and the costs of compliance with any applicable Federal or state laws;

(5)	fees of the Independent Directors of the Fund and the fees and expenses of independent counsel thereto, and the costs and expenses of holding any meetings of the Board or Members that are regularly scheduled, permitted or required to be held under the terms of this Agreement, as applicable, the 1940 Act, or other applicable law;

(6)	a portion, as determined by the Board, of the compensation payable to the Fund’s chief compliance officer, and expenses attributable to implementing the Fund’s compliance program;

(7)	the fees and disbursements of any attorneys, accountants, independent registered public accounting firms and other consultants and professionals engaged on behalf of the Fund and the Independent Directors;

(8)	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund or the Directors or the officers of the Fund;

(9)	recordkeeping, custody and transfer agency fees and expenses of the Fund;

(10)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Members or potential members;

(11)	all expenses of computing the Fund’s Net Asset Value, including any equipment or services obtained for the purpose of valuing the Fund’s investment portfolio, including appraisal and valuation services provided by third parties;

(12)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(13)	fees of custodians, other service providers to the Fund including transfer agents and depositaries (including The Depository Trust & Clearing Corporation and National Securities Clearing Corporation), and other Persons providing administrative services to the Fund;

(14)	any extraordinary expenses, including, without limitation, litigation or indemnification expenses, excise taxes and costs incurred in connection with holding and/or soliciting proxies for a meeting of Members;

(15)	all taxes to which the Fund may be subject, directly or indirectly, and whether in the United States, any state thereof or any other U.S. or non-U.S. jurisdictions; and

(16)	such other types of expenses as may be approved from time to time by the Board.

Except as set forth in the Investment Advisory Agreement, the Adviser shall be entitled to reimbursement from the Fund for any of the above expenses that the Adviser pays on behalf of the Fund.

(c) The Fund from time to time, alone or in conjunction with other accounts for which the Adviser or any Affiliate of the Adviser acts as general partner, managing member or investment adviser, may purchase Insurance in such amounts, from such insurers and on such terms as the Board shall determine.

3.08           Liabilities and Duties.

To the fullest extent permitted by applicable law, the Members agree that the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member, officer of the Fund, a Director or other Person otherwise existing at law or in equity, replace such other duties and liabilities of such Member, officer of the Fund, Director or other Person. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement that modifies, restricts or eliminates the duties or liabilities of the Adviser, Directors or officers of the Fund and/or the adviser, director or Affiliates of any such entities shall apply to or limit the duties, including the state law fiduciary duties of loyalty and care, or liabilities of such persons in any way with respect to matters arising under the Federal Securities Laws.

Article IV.      TRANSFERS AND REPURCHASES

4.01           Transfer of Shares.

(a) Shares may be Transferred only (i) by operation of law pursuant to the death, bankruptcy, insolvency or dissolution of such Member or (ii) with the written consent of the Board (which may be withheld in its sole and absolute discretion).

(b) If any transferee does not meet any investor eligibility requirements established by the Fund from time to time, or if the neither the Board nor the Adviser consents to a Transfer, the Fund reserves the right to repurchase the transferred Shares from the Member’s successor pursuant to Section 4.02.

(c) Any transferee that acquires Shares by operation of law as the result of the death, divorce, bankruptcy, insolvency, dissolution or adjudication of incompetency of a Member or otherwise, shall be entitled to the right to tender such Shares for repurchase by the Fund in connection with an offer to purchase such Shares made by the Fund (provided that the Fund need not make any such offer) and shall be entitled to receive any dividend and other distributions paid by the Fund with respect to such Shares, but shall not be entitled to the other rights of a Member unless and until such transferee becomes a substituted Member. In no event, however, will any transferee or assignee be admitted as a Member without the consent of the Board or the Adviser (or a delegate of either of them), which may be withheld in each of its (or each delegate’s) sole discretion. The admission to the Fund of any transferee or successor as a substituted Member shall be effective upon such consent and the execution and delivery by, or on behalf of, such substituted Member of either a counterpart of this Agreement or an instrument that constitutes the execution and delivery of this Agreement, without the consent of any other Person.

(d) Any pledge, transfer or assignment not made in accordance with this Section 4.01 shall be void.

(e) Each transferring Member and transferee agrees to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Fund in connection with such Transfer. Upon the Transfer to another Person or Persons of a Member’s Shares, such transferring Member shall cease to be a member of the Fund with respect to such Shares. Unless prohibited by applicable law (and then only to the extent so prohibited) each transferring Member shall indemnify and hold harmless the Fund, the Adviser, the Directors, the officers of the Fund, each other Member and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such Persons may become subject by reason of or arising from (i) any Transfer made by such Member in violation of this Section 4.01 and (ii) any misrepresentation by such Member (or such Member’s transferee) in connection with any such Transfer.

4.02           Repurchase of Shares.

(a) Unless the Board otherwise determines with respect to a particular Class at the time of establishing and designating the same, each Member shall have the right at such times as may be permitted by the Board to require the Fund to repurchase all or any part of such Member’s Shares at the Net Asset Value thereof as of the repurchase pricing date established by the Board, less any repurchase fee established by the Board in its discretion, and subject to such conditions as the Board may determine, which may include establishing a maximum amount of Shares that may be repurchased and prorating Shares tendered for repurchase if the repurchase is oversubscribed. Payment for said Shares shall be made by the Fund to the Member within seven (7) days after the repurchase pricing date established by the Board. The repurchase price may in any case or cases be paid in cash or wholly or partly in kind if the Board determines that such payment is advisable in the interest of the remaining Members. Subject to the foregoing, the fair value, selection and quantity of securities or other property so paid or delivered as all or part of the repurchase price shall be determined by or under authority of the Board. In no case shall the Fund be liable for any delay of any corporation or other Person in transferring securities selected for delivery as all or part of any payment in kind.

(b) The Fund shall have the right at its option and at any time to repurchase or redeem all or any part of the Shares of a Member or of any Person acquiring such Shares from or through a Member at the Net Asset Value thereof, to the extent permitted by the 1940 Act, without the consent or other action by the Member or other Person, for any reason under such terms as may be established by the Board from time to time.

(c) The Board may declare a suspension of the right of repurchase or postpone the date of payment as permitted under the 1940 Act. Such suspension shall take effect at such time as the Board shall specify and thereafter there shall be no right of repurchase or payment until the Board shall declare the suspension at an end. In the event that the Fund is divided into Classes, the provisions of this Section 4.02, to the extent applicable as determined in the discretion of the Board and consistent with the 1940 Act, may be equally applied to each such Class.

(d) The holders of Shares shall upon demand disclose to the Board in writing such information with respect to direct and indirect ownership of Shares as the Board deem necessary to comply with the requirements of any taxing authority.

Article V.        SHARES

5.01           Shares.

(a) The limited liability company interests in the Fund shall be divided into such transferable Shares of one or more separate and distinct Classes of Shares as the Board, in its sole discretion and without Member approval, from time to time create and establish. The Board shall have full power and authority, in its sole discretion, and without obtaining any prior authorization or vote of the Members of any Class of the Fund (i) to create, establish and designate, and to change in any manner, any initial Class or additional Classes, and to fix such preferences, voting powers, rights and privileges of such Classes, which may be superior to the preferences, voting powers, rights and privileges of any existing class, as the Board may from time to time determine; (ii) to divide or combine the Shares or any Classes into a greater or lesser number, provided that such division or combination does not change the proportionate beneficial interest in the assets of the Fund of any Member or other holder of Shares or in any way affect the rights of Shares; (iii) to classify or reclassify any unissued Shares or any Shares previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time; and (iv) to take such other action with respect to the Shares as the Board may deem desirable. Except as provided herein, each Share of a particular Class shall represent an equal proportionate interest in the assets of the Fund (subject to the liabilities of the Fund), and each Share of a particular Class shall be equal with respect to Net Asset Value per Share of that Class as against each other Share of that Class. The rights attaching to all Shares of a particular Class shall be identical as to right of repurchase by the Fund, dividends and other distributions (whether or not on liquidation), and voting rights. Unless another time is specified by the Board, the establishment and designation of any Class shall be effective upon the adoption of a resolution by the Board setting forth such establishment and designation and the preferences, powers, rights and privileges of the Shares of such Class, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative rights and preferences of such Class including, without limitation, any registration statement of the Fund, or as otherwise provided in such resolution;

(b) The number of the Fund’s authorized Shares of each Class and the number of Shares that may be issued is unlimited, and, subject to Section 2.07 hereof and Section 5.01(k) hereof, the Board may issue Shares of each Class for such consideration and on such terms as they may determine (or for no consideration if issued in connection with a dividend in Shares or a split of Shares), or may reduce the number of issued Shares in proportion to the relative Net Asset Value of the Shares then outstanding, all without action or approval of the Members. All Shares when so issued on the terms determined by the Board shall be validly issued, fully paid and non-assessable;

(c) All references to Shares in this Agreement shall be deemed to be Shares of any or all Classes as the context may require. All provisions herein relating to the Fund shall apply equally to each Class of the Fund except as the context otherwise requires;

(d) In accordance with Section 2.09 hereof, any Director, officer or other agent of the Fund (including, without limitation, the Adviser), and any organization in which any such Person is interested may acquire, own and dispose of Shares of the Fund to the same extent as if such Person were not a Director, officer or other agent of the Fund; and the Fund may issue and sell or cause to be issued and sold and may purchase Shares from any such Person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally;

(e) Shares shall not be represented by certificates, but only by notation on the Share records of the Fund, as kept by the Fund or by any transfer or similar agent, as the case may be. The Share records of the Fund, whether maintained by the Fund or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of each Class of Shares and as to the number of Shares of each Class held from time to time by each such Person;

(f) All consideration received by the Fund for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Fund generally and not to the account of any particular Member or holder of Shares, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Fund;

(g) The liabilities, expenses, costs, charges and reserves attributable to the Fund shall be charged and allocated to the assets belonging to the Fund generally and not to the account of any particular Member or holder of Shares and shall be so recorded upon the books of account of the Fund;

(h) Dividends and distributions on Shares may be paid to the Members or holders of Shares, with such frequency as the Board may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Fund and for any reasonable reserves as determined by the Board in its sole discretion. All dividends and distributions on Shares shall be distributed pro rata to the Members or other holders of Shares in proportion to the number of Shares held by such Persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Board may determine that no dividend or distribution shall be payable on Shares as to which the Member’s purchase order and/or payment have not been received by the time or times established by the Board under such program or procedure.

Dividends and distributions on Shares may be made in cash or Shares or a combination thereof as determined by the Board or pursuant to any program that the Board may have in effect at the time for the election by each Member or other holder of Shares of the mode of the making of such dividend or distribution to that Person. Any dividend or distribution paid in Shares will be paid at the Net Asset Value thereof as determined in accordance with Section 7.02 hereof. Notwithstanding anything in this Agreement to the contrary, the Board may at any time declare and distribute a dividend of Shares or other property pro rata among the Members or other holders of Shares at the date and time of record established for the payment of such dividends or distributions;

(i) Notwithstanding anything to the contrary contained herein, none of the Directors or the Members, nor any other Person on behalf of the Fund, shall make a distribution to the Members on account of their interest in the Fund if such distribution would violate Section 18-607 of the Delaware Act or any other applicable law;

(j) Shares shall be transferable only in accordance with Section 4.01 hereof;

(k) The Board, subject to Section 2.07 hereof, may accept investments in the Fund by way of Share purchase, from such Persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Fund is authorized to invest, hold or own, valued as provided in Section 7.02 hereof. The Board may authorize any distributor, principal underwriter, custodian, transfer agent or other Person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms;

(l) Shares may be issued as fractions thereof. Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Fund. Fractions of Shares shall be calculated to three decimal points.

Article VI.      DISSOLUTION AND LIQUIDATION

6.01           Dissolution.

The Fund shall be dissolved upon the occurrence of any of the following events:

(1)	at any time there are no Members, unless the Fund is continued in accordance with the Delaware Act; or

(2)	upon the affirmative vote to dissolve the Fund by the Board.

Members shall not have the authority, by vote or otherwise, to dissolve or cause the dissolution of the Fund. Dissolution of the Fund shall be effective on the day on which the event giving rise to the dissolution shall occur.

6.02           Liquidation of Assets; Termination.

(a) Upon the dissolution of the Fund as provided in Section 6.01 hereof, the Board, acting directly or through a liquidator it selects, shall liquidate, in an orderly manner, the business and administrative affairs of the Fund, except that if the Board is unable to perform this function, a liquidator elected by Members holding a majority of the total number of votes eligible to be cast by all Members shall liquidate, in an orderly manner, the business and administrative affairs of the Fund. The proceeds from liquidation shall, subject to the Delaware Act, be distributed in the following manner:

(1)	payments in satisfaction (whether by payment or the making of reasonable provision for payment thereof) of the debts and liabilities of the Fund, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), but not including debt and liabilities to Members, up to and including the date that distribution of the Fund’s assets to the Members has been completed, shall first be paid on a pro rata basis;

(2)	such debts, liabilities or obligations as are owing to the Members shall be paid next in their order of seniority and on a pro rata basis; and

(3)	the Members shall be paid next, on a pro rata basis, in proportion to the relative number of Shares held by such Person.

(b) Anything in this Section 6.02 to the contrary notwithstanding, but subject to the priorities set forth in Section 6.02(a) above, upon dissolution of the Fund, the Board or other liquidator may distribute ratably in kind any assets of the Fund; provided, however, that if any in-kind distribution is to be made, the assets distributed in kind shall be valued pursuant to Section 7.02 hereof as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 6.02(a) above.

(c) The Fund shall not terminate until the assets of the Fund have been liquidated in accordance with this Section 6.02 and the Certificate has been canceled.

Article VII.   ACCOUNTING, VALUATIONS AND WITHHOLDING

7.01           Accounting and Reports.

(a) The Fund shall adopt for tax accounting purposes any accounting method which the Board shall decide in its sole discretion is in the best interests of the Fund. The Fund’s accounts shall be maintained in U.S. currency.

(b) Except as required by the 1940 Act, no Member shall have the right to obtain any other information about the business or financial condition of the Fund, about any other Member or former Member or about the affairs of the Fund. To the fullest extent permitted by Section 18-305(f) of the Delaware Act, each Member agrees that its right to receive information from the Fund with respect to its interest in the Fund is restricted to only those rights to information set forth in this Agreement. No act of the Fund, the Adviser or any other Person that results in a Member being furnished any such information shall confer on such Member or any other Member the right in the future to receive such or similar information or constitute a waiver of, or limitation on, the Fund’s ability to enforce the limitations set forth in the first sentence of this Section 7.01(b).

7.02           Valuation of Assets.

(a) The value of any asset of the Fund shall be determined in good faith in the sole discretion of the Board based upon all available relevant information. The Board shall be entitled to rely on any valuations provided to it by third parties, including the Investment Vehicles and the Adviser, but shall not be bound by such valuations. The Board may designate the Adviser as its valuation designee to perform fair valuations of the Fund’s assets in accordance with the 1940 Act and the rules thereunder.

(b) The value of Securities and other assets of the Fund and the net worth of the Fund as a whole determined pursuant to this Section 7.02 shall be conclusive and binding on all of the Members and all parties claiming through or under them.

7.03           Withholding.

(a) The Board may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes from any distribution to any Member to the extent required by the Code or any other applicable law.

(b) For purposes of this Agreement, any taxes so withheld or paid over by the Fund with respect to any amount distributed by the Fund to any Member shall be deemed to be a distribution or payment to such Member, reducing the amount otherwise distributable to such Member pursuant to this Agreement.

(c) The Board shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Member that may be eligible for such reduction or exemption. To the extent that a Member claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Member shall furnish the Board with such information and forms as such Member may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Unless prohibited by applicable law (and then only to the extent so prohibited), each Member represents and warrants that any such information and forms furnished by such Member shall be true and accurate and agrees to indemnify the Fund and each of the Members from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

Article VIII. MISCELLANEOUS PROVISIONS

8.01           Amendment of Limited Liability Company Operating Agreement.

(a) Except as otherwise provided in this Section 8.01, this Agreement may be amended, in whole or in part, with the approval of (i) the Board (including the vote of a majority of the Independent Directors, if required by the 1940 Act); and (ii) if required by the 1940 Act, the approval of the Members by such vote as is required by the 1940 Act.

(b) Any amendment that would:

(1)	reduce the rights attaching to the Shares held by any Person as against the rights attaching to the Shares held by any other Person, except to the extent specifically contemplated by Section 5.01(a) hereof; or

(2)	modify the events causing the dissolution of the Fund;

may be made only if (i) the written consent of each Member adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Member has received written notice of such amendment setting forth (i) the text of the proposed amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Member upon request (except an amendment contemplated in Section 8.01(c)(2) hereof) and (B) any Member objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board) to tender his or her Shares for repurchase by the Fund (except as otherwise contemplated in Section 8.01(c) hereof).

(c) By way of example only, the Board, at any time without the consent of the Members may:

(1)	restate this Agreement together with any amendments hereto which have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2)	amend this Agreement (other than with respect to the matters set forth in Section 8.01(b) hereof) to effect compliance with any applicable law or regulation or to cure any ambiguity or to correct or supplement any provision hereof which may be inconsistent with any other provision hereof; and

(3)	amend this Agreement, taking due consideration of the interests of the Members as a whole to make such changes as may be necessary or desirable, based on advice of legal counsel to the Fund, to assure the Fund maintains its then-current federal tax treatment.

8.02           Special Power of Attorney.

(a) Each Member hereby irrevocably makes, constitutes and appoints each of the Directors, acting severally, and any liquidator of the Fund’s assets appointed pursuant to Section 6.02 hereof with full power of substitution, the true and lawful representatives and attorneys-in-fact of, and in the name, place and stead of, such Member, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1)	any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 8.01 hereof);

(2)	any amendment to the Certificate required because this Agreement is amended or as otherwise required by the Delaware Act; and

(3)	all other such instruments, documents and certificates which, in the opinion of legal counsel to the Fund, from time to time may be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Fund shall determine to do business, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Fund as a limited liability company under the Delaware Act.

(b) Each Member is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Fund without such Member’s consent. If an amendment to the Certificate or this Agreement or any action by or with respect to the Fund is taken in the manner contemplated by this Agreement, each Member agrees that, notwithstanding any objection which such Member may assert with respect to such action, the attorneys-in-fact appointed hereby are authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Member is fully aware that each Member will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Fund.

(c) Pursuant to Section 18-204(c) of the Delaware Act, this power-of-attorney is a special power-of-attorney and is irrevocable and is coupled with an interest sufficient in law to support an irrevocable power in favor of each of the Directors, acting severally, and any liquidator of the Fund’s assets, appointed pursuant to Section 6.02 hereof, and as such:

(1)	shall be irrevocable and continue in full force and effect notwithstanding the subsequent death, disability, incapacity, dissolution, termination of existence or bankruptcy of, or any other event concerning, any party granting this power-of-attorney, regardless of whether the Fund, the Board or any liquidator shall have had notice thereof; and

(2)	shall survive the delivery of a Transfer by a Member of its Shares, except that where the transferee thereof has been approved by the Board for admission to the Fund as a substituted Member, this power-of-attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Board or any liquidator to execute, acknowledge and file any instrument necessary to effect such substitution.

8.03           Notices.

Notices which may be or are required to be provided under this Agreement shall be made, if to a Member, by regular mail, hand delivery, registered or certified mail return receipt requested, commercial courier service, telex, telecopier or by Electronic Transmission, including e-mail, or, if to the Fund, by registered or certified mail, return receipt requested, and shall be addressed to the respective parties hereto at their addresses as set forth on the books and records of the Fund (or to such other addresses as may be designated by any party hereto by notice addressed to the Fund in the case of notice given to any Member, and to each of the Members in the case of notice given to the Fund). Notices shall be deemed to have been provided when delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, Electronic Transmission (including e-mail), any filings with the Securities and Exchange Commission, commercial courier service, telex or telecopier. A document that is not a notice and that is required to be provided under this Agreement by any party to another party may be delivered by any reasonable means.

8.04           Agreement Binding Upon Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Agreement and any attempted Transfer or delegation thereof which is not made pursuant to the terms of this Agreement shall be void.

8.05           Choice of Law; Derivative and Direct Claims.

(a) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be governed by and construed under the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of such State.

(b) No Member shall commence any proceeding on behalf or for the benefit of the Fund until (i) a written demand has been made upon the Fund to take suitable action, and (ii) 90 days have elapsed from the date the demand was made, or, if the decision whether to reject such demand has been duly submitted to a vote of the Members, 120 days have elapsed from the date the demand was made, unless in either case the Member has earlier been notified that the demand has been rejected. Such demand shall be mailed to the Secretary of the Fund at the Fund’s principal office and shall set forth with particularity the nature of the proposed proceeding or claim and the essential facts relied upon by the Member to support the allegations made in the demand. In its sole discretion, the Board may submit the matter to a vote of Members of the Fund or any Class, as appropriate. Any decision by the Board to bring, maintain or settle (or not to bring, maintain or settle) such proceeding, or to vindicate (or not vindicate) any claim on behalf or for the benefit of the Fund, or to submit the matter to a vote of Members, shall be made by a majority of the Independent Directors in their sole business judgment and shall be binding upon the Members, and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand. The Fund shall advise the Member submitting such demand whether it requires additional reasonable time within which to conduct an inquiry into the allegations made in the demand. Any Independent Director acting in connection with any demand or any proceeding relating to a claim on behalf or for the benefit of the Fund shall be deemed to be independent and disinterested with respect to such demand, proceeding or claim. This Section 8.05(b) shall not apply to claims arising under the Federal Securities Laws.

(c) No class of Members shall have the right to bring or maintain a direct action or claim for monetary damages against the Fund or the Directors predicated upon an express or implied right of action under this Agreement or the 1940 Act, nor shall any single Member, who is similarly situated to one or more other Members with respect to an alleged injury, have the right to bring such an action, unless the class of Members or single Member has obtained authorization from a majority of the Independent Directors to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Directors. A request for authorization shall be mailed to the Secretary of the Fund at the Fund’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the class of Members or single Member to support the allegations made in the request. The Board shall consider such request within 90 days after its receipt by the Fund. In its sole discretion, the Board may submit the matter to a vote of Members of the Fund. Any decision by a majority of the Independent Directors to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of Members, shall be binding upon the class of Members or single Member seeking authorization. This Section 8.05(c) shall not apply to claims arising under the Federal Securities Laws.

8.06           Not for Benefit of Creditors.

The provisions of this Agreement are intended only for the regulation of relations among past, present and future Members, the Adviser, officers of the Fund, Directors and the Fund. This Agreement is not intended for the benefit of non-Member creditors and no rights are granted to non-Member creditors under this Agreement (except as provided in Section 3.06 hereof).

8.07           Consents.

Any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Fund.

8.08           Merger, Consolidation and Conversion.

(a) Unless otherwise required by applicable law, notwithstanding any other provision of this Agreement, the Fund may merge or consolidate with or into one or more limited liability companies formed under the Delaware Act or other business entities (as defined in Section 18-209(a) of the Delaware Act), or convert into any such entity, pursuant to an agreement of merger or consolidation or a plan of conversion, as the case may be, which has been approved by the Board, without the consent of any other Member or Person being required.

(b) The Members hereby acknowledge and agree that they shall have no right or opportunity to approve a merger, consolidation, conversion, sale of substantially all assets or other significant transaction involving the Fund authorized and approved by the Board, unless required by applicable laws or regulations.

8.09           Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or Persons, firm or corporation may require in the context thereof.

8.10           Confidentiality.

(a) Each Member covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other Person the name or address (whether business, residence or mailing) of any Member (collectively, “Confidential Information”) without the prior written consent of the Board, which consent may be withheld in its sole discretion, it being understood and agreed that the foregoing provision is not applicable to the Fund.

(b) Each Member recognizes that in the event that this Section 8.10 is breached by any Member or any of its principals, partners, members, directors, officers, employees or agents or any of its Affiliates, including any of such Affiliates’ principals, partners, members, directors, officers, employees or agents, irreparable injury may result to the non-breaching Members and the Fund. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Members and the Fund may be entitled, such Members also shall have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith.

(c) Notwithstanding anything to the contrary in this Agreement, the Fund, the Board and the Adviser shall each have the right to keep confidential from the Members for such period of time as it deems reasonable any information which the Board or the Adviser reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Board or the Adviser in good faith believes is not in the best interest of the Fund or could damage the Fund or its business or which the Fund is required by law or by agreement with a third party to keep confidential.

8.11           Certification of Tax Status.

Unless such certification is not deemed necessary by the Adviser, each Member or transferee of Shares from a Member that is admitted to the Fund in accordance with this Agreement shall certify upon admission to the Fund whether he or she is a “United States Person” within the meaning of Section 7701(a)(30) of the Code on forms to be provided by the Fund, as well as such other tax matters as deemed necessary or appropriate by the Fund, Adviser or Board, and shall notify the Fund within 30 days of any change in such Member’s status; each Member or transferee of Shares from a Member that is admitted to the Fund in accordance with this Agreement shall, from time to time, provide such tax certification, documentation, waivers, representations or information as requested by the Fund, Adviser or Board. Any Member who shall fail to provide such certification when requested to do so by the Board may be treated as a non-United States Person for purposes of U.S. Federal tax withholding.

8.12           Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, each Member agrees that it is the intention of the Members that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Agreement are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or portion thereof).

8.13           Filing of Returns.

The Board or its designated agent shall prepare and file, or cause the accountants of the Fund to prepare and file, a Federal income tax return in compliance with Section 6012 of the Code and any required state and local income tax and information returns for each tax year of the Fund.

8.14           Tax Classification.

The Fund intends to make an election to be treated as a regulated investment company for U.S. Federal income tax purposes. The Board shall have the power to change the Fund’s U.S. Federal income tax classification, including to revoke its election to be taxed as a regulated investment company at any time.

8.15           Entire Agreement.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. It is hereby acknowledged and agreed that the Fund, without the consent of any Member, may enter into written agreements which have been approved by the Board (“Other Agreements”) with Members, executed contemporaneously with the admission of such Members to the Fund, effecting the terms hereof or of any application in order to meet certain requirements of such Members. The parties hereto agree that any terms contained in an Other Agreement with a Member shall govern with respect to such Member notwithstanding the provisions of this Agreement or of any application.

8.16           Discretion.

Notwithstanding anything to the contrary in this Agreement or any agreement contemplated herein or in any provisions of law or in equity, whenever in this Agreement, a Person is permitted or required to make a decision (i) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by law, have no duty or obligation to give any consideration to any interest of or factors affecting the Fund or the Members, or (ii) in its “good faith” or under another express standard, then such Person shall act under such express standard.

8.17           Counterparts.

This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

8.18           Exclusive Jurisdiction.

Each Director and Member of the Fund, to the fullest extent permitted by law, including Section 18-109(d) of the Delaware Act, (i) irrevocably agrees that, except for any claims, suits, actions or proceedings arising under the Federal Securities Laws, any claims, suits, actions or proceedings asserting a claim governed by the internal affairs (or similar) doctrine or arising out of or relating in any way to the Fund, the Delaware Act or this Agreement (including, without limitation, any claims, suits, actions or proceedings to interpret, apply or enforce (A) the provisions of this Agreement, or (B) the duties (including fiduciary duties), obligations or liabilities of the Fund to the Directors or the Members, or (C) the rights or powers of, or restrictions on, the Fund, the Directors or the Members, or (D) any provision of the Delaware Act, or (E) any other instrument, document, agreement or certificate contemplated by any provision of the Delaware Act or this Agreement relating in any way to the Fund (regardless, in each case, of whether such claims, suits, actions or proceedings (x) found in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction, (ii) irrevocably agrees that any claims, suits, actions or proceedings arising under the Federal Securities Laws shall be exclusively brought in the federal district courts of the United States of America, (iii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding, (iv) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper, (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law, and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding. Notwithstanding anything to the contrary in this Section 8.18, the Fund may, at its sole discretion, select and/or consent to an alternative forum for any claims, suits, actions or proceedings relating in any way to the Fund.

[Signature Page Follows]

EACH OF THE UNDERSIGNED ACKNOWLEDGES HAVING READ THIS AGREEMENT IN ITS ENTIRETY BEFORE SIGNING, INCLUDING THE CONFIDENTIALITY CLAUSE SET FORTH IN SECTION 8.10.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

ORGANIZATIONAL MEMBER:

By:	/s/ Rance S. Gregory
	Name:	Rance S. Gregory
	Title:	Chief Executive Officer, Morrison Street Capital, LLC